loanDepot announces year-end and fourth quarter 2024 financial results

Revenue increased 9% for the year on higher pull-through weighted gain on sale margin and volume, driving significant reduction of losses.
Full-year 2024 highlights:
•Revenue increased 9% to $1.06 billion and adjusted revenue increased 10% to $1.10 billion compared to 2023.
•Pull-through weighted gain on sale margin grew to 317 basis points, up 42 bps compared to 2023.
•Net loss of $202 million, including $25 million of cybersecurity related costs, compared with prior year net loss of $236 million.
•Adjusted net loss of $95 million, compared with prior year adjusted net loss of $152 million, reflecting the positive impact of higher revenue and cost productivity.
•Adjusted EBITDA of $84 million compared with $6 million in 2023.
•Successfully refinanced 2025 corporate debt - extended maturity and reduced outstanding corporate debt by $137 million.

Fourth quarter 2024 highlights:
•Revenue increased 13% to $257 million and adjusted revenue increased 6% to $267 million compared to the prior year on higher volume and pull-through weighted gain on sale margin.
•Expanded network of joint venture partnerships with new agreements with Smith Douglas Homes and Onx Homes.
•Pull-through weighted gain on sale margin grew 38 basis points to 334 basis points.
•Net loss of $67 million compared with net loss of $60 million in the prior year.
•Adjusted net loss of $47 million compared with prior year adjusted net loss of $27 million, primarily reflecting higher volume-related costs associated with increased volumes experienced during the third quarter 2024.
•Strong liquidity profile with cash balance of $422 million.

IRVINE, Calif., March 11, 2025 - loanDepot, Inc. (NYSE: LDI), (together with its subsidiaries, “loanDepot” or the “Company”), a leading provider of products and services that power the homeownership journey, today announced results for the fourth quarter ended December 31, 2024.

“2024 was a year of significant progress for loanDepot with the completion of our Vision 2025 strategic program,” said President and Chief Executive Officer Frank Martell. “The strategic imperatives of Vision 2025 served as our roadmap for successfully navigating the historical downturn in the housing and mortgage markets over the past three years. As the Company enters 2025, I believe team loanDepot is positioned to accelerate revenue growth and continue our progress towards sustainable profitability under the auspices of Project North Star that we announced in November 2024, and under Anthony Hsieh’s new leadership that was announced last week.

“The U.S. housing and mortgage markets are substantial in size and hold many opportunities for loanDepot to grow and realize its strategic objectives. When the market inevitably recovers, the successful execution of Project North Star is expected to position loanDepot to become the technology and data driven lending partner of choice for today’s first-time homeowners through their entire homeownership journey.”

“2024 was a successful year for loanDepot from a financial point of view,” said David Hayes, Chief Financial Officer. “We grew revenue, expanded margins, reduced our corporate debt and made important investments in productivity initiatives that benefited the year. Importantly, during the third quarter we demonstrated our significant operational progress by achieving profitability during a period of modest market improvement. Our investments in products and operating leverage will provide the foundation for additional momentum in 2025 and beyond.”

Fourth Quarter Highlights:

Financial Summary

	Three Months Ended			Year Ended
($ in thousands except per share data) (Unaudited)	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Rate lock volume	$7,648,829	$9,792,423	$6,417,419	$32,541,852	$32,155,455
Pull-through weighted lock volume(1)	5,592,527	6,748,057	4,407,386	22,854,729	21,475,262
Loan origination volume	7,188,186	6,659,329	5,370,708	24,496,500	22,671,731
Gain on sale margin(2)	2.60%	3.33%	2.43%	2.96%	2.60%
Pull-through weighted gain on sale margin(3)	3.34%	3.29%	2.96%	3.17%	2.75%
Financial Results
Total revenue	$257,464	$314,598	$228,626	$1,060,235	$974,022
Total expense	341,588	311,003	302,571	1,303,084	1,252,330
Net (loss) income	(67,466)	2,672	(59,771)	(202,151)	(235,512)
Diluted (loss) earnings per share	$(0.17)	$0.01	$(0.16)	$(0.53)	$(0.63)
Non-GAAP Financial Measures(4)
Adjusted total revenue	$266,594	$329,499	$251,395	$1,104,910	$1,007,248
Adjusted net (loss) income	(47,017)	7,077	(26,702)	(94,823)	(151,641)
Adjusted (LBITDA) EBITDA	(15,071)	63,742	14,902	83,749	6,441
(1)Pull-through weighted rate lock volume is the principal balance of loans subject to interest rate lock commitments, net of a pull-through factor for the loan funding probability.
(2)Gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by loan origination volume during period.
(3)Pull-through weighted gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by the pull-through weighted rate lock volume.
(4)See “Non-GAAP Financial Measures” for a discussion of Non-GAAP Financial Measures and a reconciliation of these metrics to their closest GAAP measure.

Year-over-Year Operational Highlights
•Non-volume1 related expenses increased $5.3 million from the fourth quarter of 2023, primarily due to higher headcount related salary expenses, offset somewhat by lower interest, occupancy and general and administrative expenses.
•Accrued $1.9 million expense associated with the first quarter cybersecurity incident (the “Cybersecurity Incident”).
•Recognized a net recovery of restructuring and impairment charges totaling $0.6 million, compared to a charge of $4.3 million during the fourth quarter of 2023.
1 Volume related expenses include commissions, marketing and advertising expense, and direct origination expense. All remaining expenses are considered non-volume related. Marketing and advertising expense has been included in the volume related category beginning this quarter as management considers the majority of these costs to fluctuate with market volumes.

•Pull-through weighted lock volume of $5.6 billion for the fourth quarter of 2024, an increase of $1.2 billion or 27% from the fourth quarter of 2023.
•Loan origination volume for the fourth quarter of 2024 was $7.2 billion, an increase of $1.8 billion or 34% from the fourth quarter of 2023.
•Purchase volume totaled 58% of total loans originated during the fourth quarter, down from 76% during the fourth quarter of 2023, reflecting the increased demand for refinance transactions during the period of lower market rates experienced during the third quarter 2024, which were still being closed during the fourth quarter.
•Our preliminary organic refinance consumer direct recapture rate2 increased to 76% from the fourth quarter 2023’s recapture rate of 57%.
•Net loss for the fourth quarter of 2024 of $67.5 million as compared to net loss of $59.8 million in the fourth quarter of 2023. Net loss widened primarily due to higher volume related expenses from locks taken during the third quarter 2024 period of lower market rates, offset somewhat by increased revenue.
•Adjusted net loss for the fourth quarter of 2024 was $47.0 million as compared to adjusted net loss of $26.7 million for the fourth quarter of 2023.

Outlook for the first quarter of 2025
•Origination volume of between $4.5 billion and $5.5 billion.
•Pull-through weighted rate lock volume of between $4.8 billion and $5.8 billion.
•Pull-through weighted gain on sale margin of between 320 basis points and 340 basis points.

2 We define organic refinance consumer direct recapture rate as the total unpaid principal balance (“UPB”) of loans in our servicing portfolio that are paid in full for purposes of refinancing the loan on the same property, with the Company acting as lender on both the existing and new loan, divided by the UPB of all loans in our servicing portfolio that paid in full for the purpose of refinancing the loan on the same property. The recapture rate is finalized following the publication date of this release when external data becomes available.

Servicing

	Three Months Ended			Year Ended
Servicing Revenue Data: ($ in thousands) (Unaudited)	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Due to collection/realization of cash flows	$(43,227)	$(41,498)	$(34,433)	$(163,010)	$(149,211)

Due to changes in valuation inputs or assumptions	68,228	(52,557)	(71,195)	59,538	2,227
Realized (losses) gains on sale of servicing rights	(56)	32	55	(3,036)	12,466
Net (losses) gains from derivatives hedging servicing rights	(77,302)	37,624	48,371	(101,177)	(47,919)
Changes in fair value of servicing rights, net of hedging gains and losses	(9,130)	(14,901)	(22,769)	(44,675)	(33,226)
Other realized losses on sales of servicing rights (1)	(162)	(164)	(247)	(7,453)	(1,980)
Changes in fair value of servicing rights, net	$(52,519)	$(56,563)	$(57,449)	$(215,138)	$(184,417)

Servicing fee income (2)	$108,426	$124,133	$132,482	$481,699	$492,811
(1)Includes the (provision) recovery for sold MSRs and broker fees.
(2)Servicing fee income for the three months and year ended December 31, 2023, has been adjusted to incorporate earnings credits, which were previously classified as part of net interest income.

	Three Months Ended			Year Ended
Servicing Rights, at Fair Value: ($ in thousands) (Unaudited)	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Balance at beginning of period	$1,526,013	$1,566,463	$2,038,654	$1,985,718	$2,025,136
Additions	75,547	62,039	62,158	252,076	277,387
Sales proceeds	(10,995)	(8,466)	(9,521)	(514,772)	(180,687)
Changes in fair value:
Due to changes in valuation inputs or assumptions	68,228	(52,557)	(71,195)	59,538	2,227
Due to collection/realization of cash flows	(43,227)	(41,498)	(34,433)	(163,010)	(149,211)
Realized (losses) gains on sales of servicing rights	(56)	32	55	(4,040)	10,866
Total changes in fair value	24,945	(94,023)	(105,573)	(107,512)	(136,118)
Balance at end of period (1)	$1,615,510	$1,526,013	$1,985,718	$1,615,510	$1,985,718
(1)Balances are net of $18.2 million, $16.7 million, and $14.0 million of servicing rights liability as of December 31, 2024, September 30, 2024, and December 31, 2023, respectively.

				% Change
Servicing Portfolio Data: ($ in thousands) (Unaudited)	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023	Dec-24 vs Sep-24	Dec-24 vs Dec-23
Servicing portfolio (unpaid principal balance)	$115,971,984	$114,915,206	$145,090,199	0.9%	(20.1)%

Total servicing portfolio (units)	417,875	409,344	496,894	2.1	(15.9)

60+ days delinquent ($)	$1,826,105	$1,654,955	$1,392,606	10.3	31.1
60+ days delinquent (%)	1.6%	1.4%	1.0%

Servicing rights, net to UPB	1.4%	1.3%	1.4%

Balance Sheet Highlights

				% Change
($ in thousands) (Unaudited)	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023	Dec-24 vs Sep-24	Dec-24 vs Dec-23
Cash and cash equivalents	$421,576	$483,048	$660,707	(12.7)%	(36.2)%
Loans held for sale, at fair value	2,603,735	2,790,284	2,132,880	(6.7)	22.1
Loans held for investment, at fair value	116,627	122,066	—	(4.5)	NM
Servicing rights, at fair value	1,633,661	1,542,720	1,999,763	5.9	(18.3)
Total assets	6,344,028	6,417,627	6,151,048	(1.1)	3.1
Warehouse and other lines of credit	2,377,127	2,565,713	1,947,057	(7.4)	22.1
Total liabilities	5,837,417	5,825,578	5,446,564	0.2	7.2
Total equity	506,611	592,049	704,484	(14.4)	(28.1)

An increase in loans held for sale at December 31, 2024, resulted in a corresponding increase in the balance on our warehouse lines of credit. Total funding capacity with our lending partners was $3.7 billion at December 31, 2024, and $3.1 billion at December 31, 2023. Available borrowing capacity was $1.2 billion at December 31, 2024.

Consolidated Statements of Operations

($ in thousands except per share data)	Three Months Ended			Year Ended
	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
	(Unaudited)			(Unaudited)
REVENUES:
Interest income	$41,835	$38,673	$34,992	$146,485	$133,263
Interest expense	(40,491)	(39,488)	(33,686)	(147,328)	(130,145)
Net interest income (expense)	1,344	(815)	1,306	(843)	3,118

Gain on origination and sale of loans, net	161,071	198,027	113,185	642,078	524,521
Origination income, net	25,515	23,675	17,120	82,290	65,209
Servicing fee income	108,426	124,133	132,482	481,699	492,811
Change in fair value of servicing rights, net	(52,519)	(56,563)	(57,449)	(215,138)	(184,417)
Other income	13,627	26,141	21,982	70,149	72,780
Total net revenues	257,464	314,598	228,626	1,060,235	974,022

EXPENSES:
Personnel expense	163,800	161,330	132,752	600,483	573,010
Marketing and advertising expense	36,860	36,282	28,360	132,671	132,880
Direct origination expense	21,392	23,120	16,790	84,234	67,141
General and administrative expense	50,344	22,984	55,258	204,231	212,732
Occupancy expense	4,321	4,800	5,433	19,434	23,516
Depreciation and amortization	8,779	8,931	9,922	36,108	41,261
Servicing expense	12,218	8,427	8,572	37,373	27,687
Other interest expense	43,874	45,129	45,484	188,550	174,103
Total expenses	341,588	311,003	302,571	1,303,084	1,252,330

(Loss) income before income taxes	(84,124)	3,595	(73,945)	(242,849)	(278,308)
Income tax (benefit) expense	(16,658)	923	(14,174)	(40,698)	(42,796)
Net (loss) income	(67,466)	2,672	(59,771)	(202,151)	(235,512)
Net (loss) income attributable to noncontrolling interests	(34,232)	1,303	(32,578)	(103,820)	(125,370)
Net (loss) income attributable to loanDepot, Inc.	$(33,234)	$1,369	$(27,193)	$(98,331)	$(110,142)

Basic (loss) income per share	$(0.17)	$0.01	$(0.15)	$(0.53)	$(0.63)
Diluted (loss) income per share	$(0.17)	$0.01	$(0.16)	$(0.53)	$(0.63)

Weighted average shares outstanding
Basic	193,413,971	185,385,271	178,888,225	185,641,675.00	174,906,063.00
Diluted	193,413,971	332,532,984	326,288,272	185,641,675.00	174,906,063.00

Consolidated Balance Sheets

($ in thousands)	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023
	(Unaudited)
ASSETS
Cash and cash equivalents	$421,576	$483,048	$660,707
Restricted cash	105,645	95,593	85,149
Loans held for sale, at fair value	2,603,735	2,790,284	2,132,880
Loans held for investment, at fair value	116,627	122,066	—
Derivative assets, at fair value	44,389	68,647	93,574
Servicing rights, at fair value	1,633,661	1,542,720	1,999,763
Trading securities, at fair value	87,466	92,324	92,901
Property and equipment, net	61,079	62,974	70,809
Operating lease right-of-use asset	20,432	23,020	29,433
Loans eligible for repurchase	995,398	860,300	711,371
Investments in joint ventures	18,113	17,899	20,363
Other assets	235,907	258,752	254,098
Total assets	$6,344,028	$6,417,627	$6,151,048

LIABILITIES AND EQUITY
LIABILITIES:
Warehouse and other lines of credit	$2,377,127	$2,565,713	$1,947,057
Accounts payable and accrued expenses	379,439	381,543	379,971
Derivative liabilities, at fair value	25,060	22,143	84,962
Liability for loans eligible for repurchase	995,398	860,300	711,371
Operating lease liability	33,190	38,538	49,192
Debt obligations, net	2,027,203	1,957,341	2,274,011
Total liabilities	5,837,417	5,825,578	5,446,564
EQUITY:
Total equity	506,611	592,049	704,484
Total liabilities and equity	$6,344,028	$6,417,627	$6,151,048

Loan Origination and Sales Data

($ in thousands) (Unaudited)	Three Months Ended			Year Ended
	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Loan origination volume by type:
Conventional conforming	$3,331,526	$3,254,702	$2,830,776	$12,322,808	$12,206,382
FHA/VA/USDA	2,938,168	2,564,827	2,062,928	9,428,124	8,434,095
Jumbo	368,518	300,086	81,591	1,015,305	487,142
Other	549,974	539,714	395,413	1,730,263	1,544,112
Total	$7,188,186	$6,659,329	$5,370,708	$24,496,500	$22,671,731

Loan origination volume by purpose:
Purchase	$4,139,542	$4,378,575	$4,071,761	$16,197,535	$16,474,927
Refinance - cash out	2,424,749	1,954,071	1,221,538	7,085,329	5,821,102
Refinance - rate/term	623,895	326,683	77,409	1,213,636	375,702
Total	$7,188,186	$6,659,329	$5,370,708	$24,496,500	$22,671,731

Loans sold:
Servicing retained	$4,421,935	$3,818,375	$3,825,478	$15,238,250	$15,222,156
Servicing released	2,937,984	2,487,589	1,572,369	8,771,900	7,918,029
Total	$7,359,919	$6,305,964	$5,397,847	$24,010,150	$23,140,185

Fourth Quarter Earnings Call
Management will host a conference call and live webcast today at 5:00 p.m. ET to discuss the Company’s financial and operational highlights followed by a question-and-answer session.

The conference call can be accessed by registering online at https://registrations.events/direct/Q4I4144763980 at which time registrants will receive dial-in information as well as a conference ID. At the time of the call, participants will dial in using the participant number and conference ID provided upon registration.

A live audio webcast of the conference call will also be available via the Company's website, investors.loandepot.com, under Events & Presentation tab. A replay of the webcast will be made available on the Investor Relations website following the conclusion of the event.

For more information about loanDepot, please visit the company’s Investor Relations website: investors.loandepot.com.

Non-GAAP Financial Measures
To provide investors with information in addition to our results as determined by GAAP, we disclose certain non-GAAP measures to assist investors in evaluating our financial results. We believe these non-GAAP measures provide useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. They facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in hedging strategies, changes in valuations, capital structures (affecting interest expense on non-funding debt), taxation, the age and book depreciation of facilities (affecting relative depreciation expense), and other cost or benefit items which may vary for different companies for reasons unrelated to operating performance. These non-GAAP measures include our Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Weighted Average Shares Outstanding, and Adjusted EBITDA (LBITDA). We exclude from these non-GAAP financial measures the change in fair value of MSRs, gains (losses) from the sale of MSRs and related hedging gains and losses that represent realized and unrealized adjustments resulting from changes in valuation, mostly due to changes in market interest rates, and are not indicative of the Company’s operating performance or results of operation. Beginning in the second quarter of 2024, we began to include the gains (losses) from the sale of MSRs in valuation changes in servicing rights, net of hedging gains and losses to appropriately capture all valuation changes in MSRs up to and including the sales date. Prior periods have been revised to conform with this new presentation. We have excluded expenses directly related to the Cybersecurity Incident, net of insurance recoveries during fiscal 2024, including costs to investigate and remediate the Cybersecurity Incident, the costs of customer notifications and identity protection, and professional fees, including legal expenses, litigation settlement costs, and commission guarantees. We also exclude stock-based compensation expense, which is a non-cash expense, gains or losses on extinguishment of debt and disposal of fixed assets, non-cash goodwill impairment, and other impairment charges to intangible assets and operating lease right-of-use assets, as well as certain costs associated with our restructuring efforts, as management does not consider these costs to be indicative of our performance or results of operations. Adjusted EBITDA (LBITDA) includes interest expense on funding facilities, which are recorded as a component of “net interest income (expense),” as these expenses are a direct operating expense driven by loan origination volume. By contrast, interest expense on our non-funding debt is a function of our capital structure and is therefore excluded from Adjusted EBITDA (LBITDA). Adjustments for income taxes are made to reflect historical results of operations on the basis that it was taxed as a corporation under the Internal Revenue Code, and therefore subject to U.S. federal, state and local income taxes. Adjustments to Diluted Weighted Average Shares Outstanding assumes the pro forma conversion of weighted average Class C common stock to Class A common stock. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for revenue, net income, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Some of these limitations are:

•They do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA (LBITDA) does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payment on our debt;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted Total Revenue, Adjusted Net Income (Loss), and Adjusted EBITDA (LBITDA) do not reflect any cash requirement for such replacements or improvements; and
•They are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows.

Because of these limitations, Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Weighted Average Shares Outstanding, and Adjusted EBITDA (LBITDA) are not intended as alternatives to total revenue, net income (loss), net income (loss) attributable to the Company, or Diluted Earnings (Loss) Per Share or as an indicator of our operating performance and should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We compensate for these limitations by using Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Weighted Average Shares Outstanding, and Adjusted EBITDA (LBITDA) along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance. See below for a reconciliation of these non-GAAP measures to their most comparable U.S. GAAP measures.

Reconciliation of Total Revenue to Adjusted Total Revenue ($ in thousands) (Unaudited)	Three Months Ended			Year Ended
	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Total net revenue	$257,464	$314,598	$228,626	$1,060,235	$974,022
Valuation changes in servicing rights, net of hedging gains and losses(1)	9,130	14,901	22,769	44,675	33,226
Adjusted total revenue	$266,594	$329,499	$251,395	$1,104,910	$1,007,248
(1)Represents the change in the fair value of servicing rights due to changes in valuation inputs or assumptions, net of gains or losses from derivatives hedging servicing rights. Beginning in the second quarter of 2024, we began to include the gains (losses) from the sale of MSRs in valuation changes in servicing rights, net of hedging gains and losses to appropriately capture all valuation changes in MSRs up to and including the sales date. Prior periods have been revised to conform with this new presentation.

Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income ($ in thousands) (Unaudited)	Three Months Ended			Year Ended
	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Net (loss) income attributable to loanDepot, Inc.	$(33,234)	$1,369	$(27,193)	$(98,331)	$(110,142)
Net (loss) income from the pro forma conversion of Class C common shares to Class A common stock (1)	(34,232)	1,303	(32,578)	(103,820)	(125,370)
Net (loss) income	(67,466)	2,672	(59,771)	(202,151)	(235,512)
Adjustments to the benefit (provision) for income taxes(2)	7,928	(326)	7,776	26,131	32,872
Tax-effected net (loss) income	(59,538)	2,346	(51,995)	(176,020)	(202,640)
Valuation changes in servicing rights, net of hedging gains and losses(3)	9,130	14,901	22,769	44,675	33,226
Stock-based compensation expense	5,966	8,200	6,375	24,919	21,993
Restructuring charges(4)	93	1,853	3,517	7,199	11,811
Cybersecurity incident(5)	1,868	(18,880)	—	24,628	—
Loss (gain) on extinguishment of debt	—	—	—	5,680	(1,690)
Loss on disposal of fixed assets	33	3	325	8	1,430
Other impairment(6)	(690)	10	455	511	925
Tax effect of adjustments(7)	(3,879)	(1,356)	(8,148)	(26,423)	(16,696)
Adjusted net (loss) income	$(47,017)	$7,077	$(26,702)	$(94,823)	$(151,641)

(1)Reflects net (loss) income to Class A common stock and Class D common stock from the pro forma exchange of Class C common stock.
(2)loanDepot, Inc. is subject to federal, state and local income taxes. Adjustments to the benefit (provision) for income taxes reflect the income tax rates below, and the pro forma assumption that loanDepot, Inc. owns 100% of LD Holdings.

	Three Months Ended			Year Ended
	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Statutory U.S. federal income tax rate	21.00%	21.00%	21.00%	21.00%	21.00%
State and local income taxes (net of federal benefit)	2.16%	4.01%	2.87%	4.17%	5.22%
Effective income tax rate	23.16%	25.01%	23.87%	25.17%	26.22%
(3)Represents the change in the fair value of servicing rights due to changes in valuation inputs or assumptions, net of gains or losses from derivatives hedging servicing rights, and gains (losses) from the sale of MSRs. Beginning in the second quarter of 2024, we began to include the gains (losses) from the sale of MSRs in valuation changes in servicing rights, net of hedging gains and losses to appropriately capture all valuation changes in MSRs up to and including the sales date. Prior periods have been revised to conform with this new presentation.
(4)Reflects employee severance expense and professional services associated with restructuring efforts subsequent to the announcement of Vision 2025 in July 2022.
(5)Represents expenses directly related to the Cybersecurity Incident, net of insurance recoveries, including costs to investigate and remediate the Cybersecurity Incident, the costs of customer notifications and identity protection, professional fees including legal expenses, litigation settlement costs, and commission guarantees.
(6)Represents lease impairment on corporate and retail locations.
(7)Amounts represent the income tax effect using the aforementioned effective income tax rates, excluding certain discrete tax items.

Reconciliation of Diluted Weighted Average Shares Outstanding to Adjusted Diluted Weighted Average Shares Outstanding (Unaudited)	Three Months Ended			Year Ended
	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Share Data:
Diluted weighted average shares of Class A common stock and Class D common stock outstanding	193,413,971	332,532,984	326,288,272	185,641,675	174,906,063
Assumed pro forma conversion of weighted average Class C common stock to Class A common stock (1)	133,595,797	—	—	140,148,860	147,789,060
Adjusted diluted weighted average shares outstanding	327,009,768	332,532,984	326,288,272	325,790,535	322,695,123
(1)Reflects the assumed pro forma exchange and conversion of anti-dilutive Class C common shares.

Reconciliation of Net (Loss) Income to Adjusted (LBITDA) EBITDA ($ in thousands) (Unaudited)	Three Months Ended			Year Ended
	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Net (loss) income	$(67,466)	$2,672	$(59,771)	$(202,151)	$(235,512)
Interest expense - non-funding debt (1)	43,874	45,129	45,484	188,550	174,103
Income tax (benefit) expense	(16,658)	923	(14,174)	(40,698)	(42,796)
Depreciation and amortization	8,779	8,931	9,922	36,108	41,261
Valuation changes in servicing rights, net of hedging gains and losses(2)	9,130	14,901	22,769	44,675	33,226
Stock-based compensation expense	5,966	8,200	6,375	24,919	21,993
Restructuring charges(3)	93	1,853	3,517	7,199	11,811
Cybersecurity incident(4)	1,868	(18,880)	—	24,628	—
Loss on disposal of fixed assets	33	3	325	8	1,430
Other impairment(5)	(690)	10	455	511	925
Adjusted (LBITDA) EBITDA	$(15,071)	$63,742	$14,902	$83,749	$6,441

(1)Represents other interest expense, which includes gain or loss on extinguishment of debt and amortization of debt issuance costs and debt discount, in the Company’s consolidated statements of operations.
(2)Represents the change in the fair value of servicing rights due to changes in valuation inputs or assumptions, net of gains or losses from derivatives hedging servicing rights, and gains (losses) from the sale of MSRs. Beginning in the second quarter of 2024, we began to include the gains (losses) from the sale of MSRs in valuation changes in servicing rights, net of hedging gains and losses to appropriately capture all valuation changes in MSRs up to and including the sales date. Prior periods have been revised to conform with this new presentation.
(3)Reflects employee severance expense and professional services associated with restructuring efforts subsequent to the announcement of Vision 2025 in July 2022.
(4)Represents expenses, directly related to the Cybersecurity Incident, net of insurance recoveries, that occurred in the first quarter of 2024, including costs to investigate and remediate the Cybersecurity Incident, the costs of customer notifications and identity protection, professional fees including legal expenses, litigation settlement costs, and commission guarantees.
(5)Represents lease impairment on corporate and retail locations.

Forward-Looking Statements
This press release and related management commentary contain, and responses to investor questions may contain, forward-looking statements that can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “believe,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could” and the negatives of those terms. Examples of forward-looking statements include, but are not limited to, statements about future operations, performance, financial condition, prospects, plans and strategies, including Project North Star, sustainable profitability, revenue growth, and executive management changes.

These forward-looking statements are based on current available operating, financial, economic and other information, and are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict, including but not limited to, the following: our ability to achieve the expected benefits of Project North Star and the success of other business initiatives; our ability to achieve profitability; our loan production volume; our ability to maintain an operating platform and management system sufficient to conduct our business; our ability to maintain warehouse lines of credit and other sources of capital and liquidity; impacts of cybersecurity incidents, cyberattacks, information or security breaches and technology disruptions or failures, of ours or of our third party vendors; the outcome of legal proceedings to which we are a party; our ability to reach a definitive settlement agreement related to the Cybersecurity Incident; adverse changes in macroeconomic and U.S residential real estate and mortgage market conditions, including changes in interest rates; changing federal, state and local laws, as well as changing regulatory enforcement policies and priorities; and other risks detailed in the "Risk Factors" section of loanDepot, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2023, and Quarterly Reports on Form 10-Q as well as any subsequent filings with the Securities and Exchange Commission. Therefore, current plans, anticipated actions, and financial results, as well as the anticipated development of the industry, may differ materially from what is expressed or forecasted in any forward-looking statement. loanDepot does not undertake any obligation to publicly update or revise any forward-looking statement to reflect future events or circumstances, except as required by applicable law.

About loanDepot
At loanDepot (NYSE: LDI), we know home means everything. That’s why we are on a mission to support homeowners with a suite of products and services that fuel the American Dream. Our portfolio of digital-first home purchase, home refinance and home equity lending products make homeownership more accessible, achievable, and rewarding, especially for the increasingly diverse communities of first-time homebuyers we serve. Headquartered in Southern California with local market offices nationwide, loanDepot and its sister real estate and home services company, mellohome, are dedicated to helping customers put down roots and bring dreams to life – all while building stronger communities and a better tomorrow.

Investor Relations Contact:
Gerhard Erdelji
Senior Vice President, Investor Relations
(949) 822-4074
gerdelji@loandepot.com

Media Contact:
Rebecca Anderson
Senior Vice President, Communications & Public Relations
(949) 822-4024
rebeccaanderson@loandepot.com

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